Exhibit 10.1

LICENSE AGREEMENT
[***]: Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material, and (ii) would be competitively harmful if publicly disclosed.

THIS LICENSE AGREEMENT (this “Agreement”) dated as of July 14, 2016 (the “Effective Date”), is entered into between TypeZero Technologies LLC, a Delaware corporation (“TypeZero”), having a place of business at 212 East Main Street, Suite 202, Charlottesville, VA 22902, and Tandem Diabetes Care, Inc., a Delaware corporation (“Tandem”), having a place of business at 11045 Roselle Street, San Diego, CA 92121.
WHEREAS, TypeZero owns or has rights in the Technology (as defined below).
WHEREAS, Tandem desires to obtain a license under TypeZero’s rights in the Technology on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:
1.DEFINITIONS
For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:
1.1“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.
1.2“Artificial Pancreas System” means a system that aims to monitor and manage blood glucose levels via computer algorithms operating on one or more of an insulin pump or a smartphone or mobile device or other separate remote controller and to provide insulin and/or other medicaments.
1.3“FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.
1.4“Field” shall mean (a) insulin pumps and other medical devices for the delivery of insulin and/or other medicaments and (b) related software or mobile applications, in each case in connection with an Artificial Pancreas System.
1.5“First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.
1.6“Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.
1.7“Licensed Know-How Rights” shall mean all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful for Tandem to make, use, develop, sell or seek regulatory approval for a product, or to

Exhibit 10.1

practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or which otherwise constitutes or relates to the Technology.
1.8“Licensed Patent Rights” shall mean (a) the patents and patent applications listed on Exhibit A, (b) all patents and patent applications in any country of the world that claim or cover the Technology in which TypeZero heretofore or hereafter has an ownership or (sub)licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
1.9“Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Tandem or its Affiliate to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less, to the extent actually paid or accrued by Tandem or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, outdated and returned Product; (b) freight and insurance costs incurred by Tandem or its Affiliate (as applicable) in transporting such Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product to such customers; and (f) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles. Any deduction referenced in (a) through (f) above that is not calculated on a per Product basis shall be calculated and reported by Tandem in good faith and consistent with Tandem’s internal accounting practices and procedures.
1.10“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
1.11“Pivotal Clinical Trial” shall mean a human clinical trial, the results of which are sufficient to file a PMA with the FDA.
1.12“Product(s)” shall mean any product in the Field that (a) if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or (b) that otherwise uses or incorporates the Licensed IP Rights.
1.13“Royalty Term” shall mean, commencing on the Effective Date and with respect to each Product in each country, until [***], unless earlier terminated in accordance with the provisions of this Agreement.
1.14“Technology” shall mean all software, algorithms, know-how and data (including clinical data) constituting or related to delivery, management and monitoring of insulin and/or other medicaments, whether controlled on the device or by a separate remote controller or mobile device, and related software or mobile applications, in each case for the management, monitoring or treatment of diabetes (including both Artificial Pancreas System modules and mobile device security) and that is first owned or controlled by TypeZero prior to the Effective Date or within the first five (5) years after the Effective Date, including without limitation the “UVA Data” and “Related Works” referenced in the UVA-TypeZero License Agreement (as defined below).
1.15“Territory” shall mean worldwide.
1.16“Third Party” shall mean any Person other than TypeZero, Tandem and their respective Affiliates.

Exhibit 10.1

1.17“Tier 1 License” shall mean a license agreement pursuant to which TypeZero or its Affiliate grants rights under the Licensed IP Rights for use in the Field to any of the following entities (or their Affiliates or successors): [***] and [***] (each a “Tier 1 Licensee”).
1.18“Tier 2 License” shall mean a license agreement pursuant to which TypeZero or its Affiliate grants rights under the Licensed IP Rights for use in the Field to any Third Party that is not a Tier 1 Licensee; provided, however, that a license agreement for [***] shall not constitute a Tier 2 License.
1.19“TypeZero In-Licenses” shall mean all agreements (as modified, amended or restated as of the Effective Date), pursuant to which TypeZero or its Affiliates derive any right, title or interest in or to the Licensed IP Rights, including without limitation the UVA-TypeZero License Agreement (as defined below).
1.20“UC IV Trial” means that certain multi-site International Diabetes Closed-Loop Trial denominated NIH/NIDDK Grant UC4 DK 108483 sponsored by the National Institutes of Health and scheduled to run during calendar years 2016 through 2019 (with a project period of 1/1/16 through 12/31/19) and any extensions thereof, which contemplates a trial of a “control to range” algorithm application, also known as an artificial pancreas system, that will use TypeZero’s “inControl AP” running on a smartphone, and which system will be integrated with an insulin pump and continuous blood glucose monitor from one or more third-party manufacturers, as well as a cloud-based real-time monitoring/alerts/database system known as “inControl Cloud.”
1.21“UVA-TypeZero License Agreement” shall mean that certain Amended and Restated License Agreement by and between the University of Virginia Patent Foundation d/b/a University of Virginia Licensing and Ventures Group and TypeZero dated September 4, 2015.
1.22“Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. The invalidity of a particular claim in one or more countries shall not invalidate such claim in the remaining countries of the Territory.
2.REPRESENTATIONS AND WARRANTIES
2.1Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:
2.1.1.Such party is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.
2.1.2.Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
2.1.3.All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.
2.1.4.The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.
2.2TypeZero Representations and Warranties. TypeZero hereby represents and warrants to Tandem that TypeZero has provided Tandem with complete and correct copies of all TypeZero In-Licenses, and there have been no modifications, amendments or restatements thereto other than as provided to Tandem prior to the Effective Date. The TypeZero In-Licenses are in full force and effect in

Exhibit 10.1

accordance with their terms. After giving effect to this Agreement, there exist no breaches, defaults or events that would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify any TypeZero In-License.
3.LICENSE GRANT
3.1.Licensed IP Rights. Effective as of Tandem’s payment of the License Fee set forth in Section 4.1, TypeZero hereby grants to Tandem a non-exclusive, non-transferable (subject to Section 10.3 hereof) license (without the right to grant sublicenses except as set forth below) under the Licensed IP Rights and solely within the Field to conduct research and to develop, make, have made, use, offer for sale, sell and import Products in the Territory. The license grant to use the Licensed IP Rights shall be extended to employees hired by Tandem or its Affiliates, independent contractors, consultants, and collaborators solely to the extent that such parties are performing services for, or working in connection with, Tandem or its Affiliates. Tandem shall also have the right to grant sublicenses to end users of the Products for the end users’ use of the Products.
3.2.TypeZero In-Licenses. TypeZero shall timely pay in full all amounts required to be paid by TypeZero, and timely perform in full all obligations required to be performed by TypeZero, under all TypeZero In-Licenses. TypeZero promptly shall provide Tandem with copies of all notices and other deliveries received under the TypeZero In-Licenses that are material to this Agreement. Without the prior express written consent of Tandem, TypeZero shall not (and shall take no action or make no omission to) modify or waive any provision of any TypeZero In-License that could impair the value of the licenses to Tandem herein, or to terminate or have terminated any TypeZero In-License. If any TypeZero In-License is terminated for any reason, TypeZero shall use all commercially reasonable efforts to cause the licensor thereunder to grant a direct license under the Licensed IP Rights to Tandem containing terms and conditions no less favorable to Tandem than the payment terms of such TypeZero In-License.
3.3.Trade Secrets. TypeZero shall maintain in confidence and as a trade secret the source code of the software and algorithms included within the Technology.
3.4.Availability of the Licensed IP Rights. Promptly following the Effective Date, TypeZero shall provide Tandem with a copy of all information and technology available to TypeZero relating to the Licensed IP Rights and Technology, including without limitation: (a) software and source code, (b) algorithms, and (c) data (including results of past clinical trials). During the first five (5) years following the Effective Date, as TypeZero generates or acquires additional Technology, TypeZero shall promptly provide a copy of such additional Technology to Tandem.
3.5.Technical Assistance.
3.5.1.During the first [***] following the Effective Date, TypeZero shall provide to Tandem such technical assistance as is reasonably necessary to enable Tandem to utilize the Licensed IP Rights and Technology transferred to Tandem pursuant to Section 3.4, including without limitation providing guidance on the code and architecture of the applicable software and algorithms. TypeZero shall provide such initial technical assistance at no additional cost to Tandem, provided that Tandem shall [***].
3.5.2.During the first five (5) years after the Effective Date, appropriate representatives of TypeZero and Tandem shall meet in person (at a mutually agreed upon location) at least [***]. The subject of these meetings will be for Tandem to report on the status of product development efforts and for TypeZero to report on the development of additional Technology. Each party will bear its own costs to prepare and attend such meetings.

Exhibit 10.1

3.5.3.If Tandem desires technical assistance or services in addition to that described in Sections 3.5.1 and 3.5.2 (which may include, without limitation, product development assistance or clinical trial planning), then TypeZero shall provide such assistance on a time and materials basis and as mutually agreed upon by the parties and set forth in a Statement of Work that provides for the scope of the assistance and services and the applicable budget. Such Statements of Work shall likewise address ownership of any work product or inventions that may arise from such assistance and services (including any associated patent and intellectual property rights), depending upon the nature of the underlying work. TypeZero shall ensure that any such assistance or services shall be done by TypeZero personnel that are obligated to assign any inventions to TypeZero, and TypeZero shall not use any employee of the University of Virginia (or an employee of any Third Party).
3.5.4.TypeZero shall ensure that at least [***] of the insulin pump products used in the UC IV Trial are Tandem Products.
3.6.Additional Licenses. TypeZero shall notify Tandem in writing within [***] following the execution of a Tier 1 License or a Tier 2 License, and shall specify its identity as one or the other. TypeZero shall not sell its assets or stock to, and shall not directly or indirectly grant any license or other rights under the Licensed IP Rights to, [***]. TypeZero shall ensure that with respect to any agreements that TypeZero enters into with a Third Party to grant a license to such Third Party under the Licensed IP Rights, if such licensee acquires, or is acquired by, or otherwise becomes an Affiliate of, [***] then such agreement shall terminate.
3.7.New IP. If, after five (5) years following the Effective Date, [***] (“New IP”), then TypeZero shall notify Tandem in writing of such New IP within [***] following the date of development or acquisition thereof. TypeZero hereby grants to Tandem for a period of [***] following the date TypeZero provides such notice with respect to any New IP (the “Negotiation Period”), a right to [***]. During the applicable Negotiation Period, the parties shall negotiate in good faith and attempt to reach mutual agreement on commercially reasonable terms and conditions for [***]. If the parties are unable to agree upon such terms and conditions during the applicable Negotiation Period, then TypeZero may [***]; provided, however, that if [***].
3.8.Enforcement and Licensing of Patent Rights. Subject in all events to the attorney-client privilege (which TypeZero expressly reserves), TypeZero shall provide notice to Tandem within [***]. In such case, TypeZero shall [***] including, without limitation, to (a) [***], or (b) [***] to the extent permissible under this Agreement. TypeZero shall, however, [***], and shall notify Tandem promptly in the event of any such action. If TypeZero does not do either (a) or (b) by the end of [***], then for purposes of [***] TypeZero shall be deemed to have [***].
4.FINANCIAL CONSIDERATIONS
4.1.License Fee. Within [***] following the Effective Date, Tandem shall pay to TypeZero an upfront license fee of [***].

Exhibit 10.1

4.2.Royalties.
4.2.1.Royalty Rate.
a.With respect to Products and during the applicable Royalty Term for such Products, Tandem shall pay to TypeZero royalties, with respect to such Products, equal to (i) [***] of aggregate Net Sales of such Products by Tandem and its Affiliates up to [***] of aggregate Net Sales, and (ii) [***] of aggregate Net Sales of such Products by Tandem and its Affiliates above [***]. Only one royalty shall be owing for a Product regardless of how many Valid Claims cover such Product, and regardless of whether Tandem provides an update or upgrade to such Product with updated Technology. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the parties mutually acknowledge and agree that Tandem shall have no obligation to pay royalties under this Agreement for any Tandem products that (i) are [***], recognizing that such product is likely to undergo revisions or modifications to hardware or software from time to time, including changes needed for interoperability with alternative continuous glucose sensors and/or other blood glucose monitoring devices (a “Tandem PLGS System”), and (ii) are not intended for use with, or otherwise marketed by Tandem to be used as part of, a [***].
b.Commencing with aggregate Net Sales above [***], the applicable royalty rate set forth in Section 4.2.1(a) shall be reduced by [***] in each instance that (i) TypeZero grants a Tier 1 License after the first (1st) Tier 1 License is granted, and/or (ii) TypeZero grants a Tier 2 License after the second (2nd) Tier 2 License is granted, for so long as each such Tier 1 License or Tier 2 License continues in effect (provided that (i) if any such Tier 1 License or Tier 2 License is terminated, then the applicable reduction will no longer apply starting with the next calendar quarter after the date of termination, and (ii) if a Tier 1 License or Tier 2 License is terminated as a result of a change of control or merger of TypeZero with another licensee under a Tier 1 License or Tier 2 License, or as a result of a change of control or merger of a licensee under a Tier 1 License or Tier 2 License with another licensee under a Tier 1 License or Tier 2 License, then the reduction shall continue); provided, however, that Tandem shall [***]. By way of example, if TypeZero grants [***], then the applicable royalty rate set forth in Section 4.2.1(a) shall be reduced by [***].
c.The royalty owing Section 4.2.1(a) is due on Products that at the time of sale are covered by a Valid Claim in the country of manufacture or sale during the applicable Royalty Term. If Tandem provides and update or upgrade to a product that was not previously subject to a royalty under Section 4.2.1(a), but after receiving the update or upgrade such product would constitute a Product that at the time of upgrade or update, as the case may be, is covered by a Valid Claim in the country of manufacture or sale, then Tandem shall pay to TypeZero a royalty equal to: (i) if Tandem [***] (subject to standard deductions as set forth in the Net Sales definition), or (ii) if Tandem [***] (subject to standard deductions as set forth in the Net Sales definition).
d.If at any time TypeZero has granted more than [***] Tier 1 Licenses and Tier 2 Licenses in any combination, then-upon the date that TypeZero notifies Tandem of the [***] such license pursuant to Section 3.6 hereof-Tandem shall receive a credit against future royalties equal to [***]. Tandem shall not have the right to take the foregoing credit until Tandem shall have achieved [***] in aggregate Net Sales of Product and, thereafter, Tandem shall have the right to take such credit against any subsequent royalty payments until fully credited.
4.2.2.Third Party Royalties. If Tandem or its Affiliates are required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Product, then Tandem shall have the right to credit [***] of such Third Party royalty payments against the royalties owing to TypeZero under Section 4.2.1 with respect to sales of such Product in such country; provided, however, that Tandem shall not reduce the amount of the royalties paid to TypeZero under Section 4.2.1 by reason of this Section 4.2.2, with respect to sales of such Product in such country, to less than [***] of the royalties that would otherwise be due under Section 4.2.1.

Exhibit 10.1

4.3.Combination Products. If a Product consists of components that are covered by a Valid Claim and components that are not covered by a Valid Claim, then for purposes of the royalty payments under Section 4.2 for Net Sales of such Products, such Net Sales, prior to the royalty calculation set forth in Section 4.2, first shall be [***] as reasonably determined by Tandem, and such resulting amount shall be the “Net Sales” for purposes of the royalty calculation in Section 4.2 for such Product. For clarity, no royalty is due on sales of accessories such as infusion sets, cartridges, CGM sensors, CGM transmitters or CGM receivers not integrated into a pump.
4.4.Milestones. Tandem shall pay to TypeZero the following [***] milestone payments within [***] days following the first achievement of the applicable milestone by Tandem:

Milestone #	Milestone Event	Milestone Payment
1	Generation of data under the UC IV Trial sufficient for Tandem to initiate a Pivotal Clinical Trial for a Product, which shall be deemed to be data from [***]or approximately [***].	USD $[***]*
2
Enrollment of first patient in a Pivotal Clinical Trial for the first Product (excluding consumables such as cartridges, infusion sets and other accessories) that utilizes the Technology and is covered by a Valid Claim
USD $[***]
3
Receipt of approval from the FDA for a PMA for the first Product (excluding consumables such as cartridges, infusion sets and other accessories) that utilizes the Technology and is covered by a Valid Claim
USD $[***]
* In the event that TypeZero does not achieve Milestone #1 on or before [***] (the “Milestone 1 Date”), the Milestone Payment for Milestone #1 shall be reduced by [***]; provided, however, that if [***].
4.5.Supply of Materials. Upon request, Tandem agrees to supply to TypeZero, or its designee, with up to [***] and up to [***] for use in the performance of the UC IV Trial, subject to the terms of a material transfer agreement in a form reasonably acceptable to both parties with terms that are customary for the performance of a human clinical study of an unapproved product. Any such materials may not be used for any purpose other than the performance of the UC IV Trial. The materials supplied hereunder shall be deemed to have a fair market value of [***]. Any additional [***] shall be purchased from Tandem at a price of [***] and [***] and on such other terms that are consistent with the above referenced material transfer agreement.
4.6.[***]. If at any time during the term of this Agreement TypeZero [***], or any combination thereof when viewed as whole-and in light of potential market opportunity) for a grant of a license under the Licensed IP Rights to any Third Party that are [***], TypeZero shall also [***] to Tandem, and if Tandem [***], the parties shall amend this Section 4 to reflect such terms, such amendment to be effective as of the date TypeZero and Tandem both sign the same.
4.7.Sale of Company. During the term of this Agreement, and subject in all events to confidentiality obligations and the attorney-client privilege (which TypeZero expressly reserves) and contractual obligations to the contrary (such as “no shop” provisions and the like), should TypeZero intend to accept an offer from any potential buyer for the sale of all or part of TypeZero’s business (whether by asset sale, merger, reorganization, change of control, operation of law or otherwise) (a “Third Party Offer”), TypeZero shall notify Tandem of such state of affairs; provided, however, that TypeZero need not identify the potential buyer or otherwise provide to Tandem the terms and conditions of such Third Party Offer. TypeZero will consider in good faith any proposed counter-offer from Tandem to the Third Party Offer and any modifications thereof; provided, however, that Tandem shall have no obligation to make any offer to acquire all or any part of TypeZero’s business.

Exhibit 10.1

5.ROYALTY REPORTS AND ACCOUNTING
5.1.Royalty Reports. Within [***] after the end of each calendar [***] during the term of this Agreement following first to occur of the First Commercial Sale of a Product, Tandem shall furnish to TypeZero a [***] written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to Net Sales invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.
5.2.Audits.
5.2.1.Upon the written request of TypeZero and not more than [***], Tandem shall permit an independent certified public accounting firm of nationally recognized standing selected by TypeZero and reasonably acceptable to Tandem, [***], to have access during normal business hours to such of the financial records of Tandem as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the [***] immediately prior to the date of such request (other than records for which TypeZero has already conducted an audit under this Section.
5.2.2.If such accounting firm concludes that additional amounts were owed during the audited period, Tandem shall pay such additional amounts within [***] after the date TypeZero delivers to Tandem such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by TypeZero; provided, however, if the audit discloses that the royalties payable by Tandem for such period are more than [***] of the royalties actually paid for such period, then Tandem shall pay the reasonable fees and expenses charged by such accounting firm.
5.2.3.TypeZero shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Tandem shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Tandem regarding such financial information. The accounting firm shall disclose to TypeZero only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. TypeZero shall treat all such financial information as Tandem’s Confidential Information.
6.PAYMENTS
6.1.Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5 shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.
6.2.Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Tandem shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to TypeZero’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

Exhibit 10.1

6.3.Withholding Taxes. Tandem shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Tandem, its Affiliates or sublicensees, or any taxes required to be withheld by Tandem, its Affiliates or sublicensees, to the extent Tandem, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of TypeZero such taxes, levies or charges. Tandem shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of TypeZero by Tandem, its Affiliates or sublicensees. Tandem promptly shall deliver to TypeZero proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.
7.CONFIDENTIALITY
7.1.Confidential Information. During the term of this Agreement, and for a period of [***] following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, acknowledged to be, or reasonably should be considered confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
7.2.Permitted Disclosures. The confidentiality obligations contained in Section 7.1 shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Tandem may disclose Confidential Information of the TypeZero relating to information developed pursuant to this Agreement to any Person with whom Tandem has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Tandem. All Confidential Information of both parties shall be returned or, at the disclosing party’s option destroyed, by within a prompt and commercially reasonable time after this Agreement terminates for any reason; provided, however, that a Recipient (A) may retain one (1) copy for its legal archival purposes, (B) will not be required to remove electronic files, and (C) will not be required to return or destroy records that it is required to maintain under applicable laws, rules, or regulations, including, without limitation, records in a Party’s quality systems relating to Products.

Exhibit 10.1

7.3.Terms of this Agreement. Except as otherwise provided in Section 7.2, TypeZero and Tandem shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, Tandem and TypeZero have agreed upon the substance of information that can be used to describe the terms of this transaction, and Tandem and TypeZero may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.
8.TERMINATION
8.1.Expiration. Subject to Sections 8.2 and 8.3 below, this Agreement shall expire on [***]. Upon such expiration of this Agreement, Tandem shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights to conduct research and to develop, make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field.
8.2.Termination by Tandem. Tandem may terminate this Agreement, in its sole discretion, upon [***] prior written notice to TypeZero; provided, however, that any amounts paid by Tandem to TypeZero pursuant to Section 4 of this Agreement or otherwise shall be nonrefundable.
8.3.Termination for Cause. Except as otherwise provided in Section 9, TypeZero may terminate this Agreement upon or after the breach of any material provision of this Agreement by Tandem if Tandem has not cured such breach within [***] after receipt of express written notice thereof by TypeZero; provided, however, if any default is not capable of being cured within such [***] period and Tandem is diligently undertaking to cure such default as soon as commercially feasible (but not more than [***] thereafter under the circumstances, TypeZero shall have no right to terminate this Agreement. If TypeZero terminates this Agreement, any amounts paid by Tandem to TypeZero pursuant to Section 4 of this Agreement or otherwise shall be nonrefundable.
8.4.Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections [***] and [***] shall survive the expiration or termination of this Agreement.
9.FORCE MAJEURE
Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.
10.MISCELLANEOUS
10.1.Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to TypeZero:    TypeZero Technologies LLC
212 East Main Street, Suite 202
Charlottesville, VA 22902
Attention: Chad Rogers, President and CEO

Exhibit 10.1

With a copy to:    Kevin L. Passarello
Buchanan Ingersoll & Rooney, PC
1700 K Street, NW, Suite 300
Washington, DC 20006

If to Tandem:        Tandem Diabetes Care, Inc.
11045 Roselle Street
San Diego, California 92121
Attention: Chief Executive Officer
With a copy to:    Tandem Diabetes Care, Inc.
11045 Roselle Street
San Diego, California 92121
Attention: General Counsel
10.2.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of [***], without regard to the conflicts of law principles thereof.
10.3.Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
10.4.Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.
10.5.Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.
10.6.Bankruptcy. The foregoing license is and shall be deemed to be, for purposes of 11 U.S.C. Section 365(n), a license of “Intellectual Property Rights” as defined thereunder, and if TypeZero is under any proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of TypeZero, or TypeZero as a debtor in possession, elects to reject the foregoing license, Tandem may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of Tandem’s rights under such license to the maximum extent permitted by law.
10.7.Severability. Any of the provisions of this Agreement that are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.
10.8.Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.
10.9.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.
TYPEZERO TECHNOLOGIES, LLC
By: /s/ Chad Rogers
Name: Chad Rogers
Title: CEO
Date: 7/14/2016

TANDEM DIABETES CARE, INC.
By: /s/ Kim D. Blickenstaff
Name: Kim D. Blickenstaff
Title CEO
Date: 7/14/2016

Exhibit 10.1

EXHIBIT A
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